Exhibit 99.(11)(a)

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

September 20, 2013

Touchstone Variable Series Trust

303 Broadway, Suite 1100

Cincinnati, OH 45202

Re:          Opinion of Counsel

Ladies and Gentlemen:

We have acted as counsel to Touchstone Variable Series Trust (the “Trust”), a Massachusetts business trust, in connection with the proposed reorganization of the Touchstone Enhanced ETF Fund, a series of Touchstone Variable Series Trust, into the Touchstone Aggressive ETF Fund (the “Fund”), a series of the Trust, pursuant to an Agreement and Plan of Reorganization (the “Agreement”).  The aforementioned proposed transaction is referred to herein as the “Reorganization.”

This opinion relates to shares of beneficial interest of the Trust (collectively, the “Shares”) (without par value) to be issued by the Fund in the Reorganization, and is furnished in connection with filing with the Securities and Exchange Commission (“SEC”) the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).

In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as copies conform to the original documents and that such originals are authentic; (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate; and (iv) the Shares will be issued in accordance with the Trust’s Amended and Restated Agreement and Declaration of Trust, the Trust’s By-Laws, and resolutions of the Trust’s Board of Trustees.  For the purpose of rendering the opinion, we have examined a printer’s proof of the Registration Statement and have assumed that the Registration Statement, as filed with the SEC, will be in substantially the form of the printer’s proof and also

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have made other assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

The Agreement described in the Registration Statement was approved on August 22, 2013 by the Trust’s Board of Trustees.

On the basis of and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by the Trust and upon the satisfaction of the conditions contained in the Agreement, the Shares that the Fund issues pursuant to the Agreement will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP

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